EXHIBIT 2.2

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of the equity securities of Teekay LNG Partners, L.P. (the “Partnership,” “we,” “us,” and “our”) does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Fourth Amended and Restated Agreement of Limited Partnership (the “Amended and Restated Partnership Agreement”), which is incorporated herein by reference.

DESCRIPTION OF THE COMMON UNITS

Description of Common Units

General
The Partnership’s common units (each, a “Common Unit”), along with the Partnership’s 9.00% Series A Cumulative Redeemable Perpetual Preferred Units (each, a “Series A Preferred Unit”) and 8.50% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (each, a “Series B Preferred Unit,” and together with the Series A Preferred Units, the “Preferred Units”), represent limited partnership interests in the Partnership. The holders of the Common Units (“Common Unitholders”) are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under the Amended and Restated Partnership Agreement. Please read “Amended and Restated Partnership Agreement” and “Cash Distributions” below.
Number of Units
The number of the Partnership’s Common Units outstanding, and those held by Teekay Corporation, which owns the General Partner, are provided in the Partnership’s Annual Report on Form 20-F and in the quarterly reports the Partnership provides on Form 6-K. The Common Units currently represent an aggregate 98% limited partner interest and the general partner interest represents a 2% general partner interest in the Partnership.

Voting

On any matter in which the holders of the Common Units are entitled to vote as a class, such holders are entitled to one vote per unit. For a description of matters on which the Common Units are entitled to vote, please read “The Amended and Restated Partnership Agreement.”

Distributions

The Common Unitholders are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by the board of directors of the Partnership’s general partner, Teekay GP L.L.C., a Republic of the Marshall Islands limited liability company (the “General Partner” and such board, the “GP Board”). Upon any liquidation, dissolution or winding up of the Partnership’s affairs, whether voluntary or involuntary, the Common Unitholders are entitled to receive distributions of the Partnership’s assets, after the Partnership has satisfied or made provision for its debts and other obligations and for payment to the holders of any class or series of limited partner interests (including the Series A Preferred Units and the Series B Preferred Units) having preferential rights to receive distributions of Partnership assets. See “Amended and Restated Partnership Agreement” and “Cash Distributions” below.

Exchange Listing
The Partnership’s Common Units are listed on the New York Stock Exchange, where they trade under the symbol “TGP.”

Transfer Agent and Registrar

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The transfer agent and registrar for the Common Units is Computershare, Inc. (the “Transfer Agent” and “Registrar,” respectively in each such capacity).

DESCRIPTION OF THE PREFERRED UNITS

In October 2016, the Partnership issued 5,000,000 Series A Preferred Units. In October 2017, the Partnership issued 6,800,000 Series B Preferred Units. The number of the Partnership’s Series A Preferred Units and Series B Preferred Units outstanding are provided in the Partnership’s Annual Report on Form 20-F and in the quarterly reports the Partnership provides on Form 6-K. The Partnership may, without notice to or consent of the holders of Preferred Units (the “Preferred Unitholders”), authorize and issue additional Preferred Units and Junior Securities (as defined below). The Partnership may authorize and issue Parity Securities (as defined below) and Senior Securities (as defined in the Amended and Restated Partnership Agreement), subject to any rights of the Preferred Unitholders described under “—Preferred Unit Voting Rights.”

The Preferred Units entitle the holders thereof to receive cumulative cash distributions when, as and if declared by the General Partner out of any legally available funds for such purpose. Subject to the matters described under “—Liquidation Rights,” each Preferred Unit generally has a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon. See “—Liquidation Rights.”

The Preferred Units represent perpetual equity interests in the Partnership and, unlike indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Preferred Units rank junior to all of the Partnership’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Partnership.

All the Series A Preferred Units and all the Series B Preferred Units, respectively, are represented by a single certificate issued to the Depository Trust Company (the “Securities Depository”) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Preferred Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed.

The Preferred Units are not convertible into Common Units or any other of the Partnership’s securities, and the Preferred Units do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Preferred Units are not subject to mandatory redemption or to any sinking fund requirements. The Series A Preferred Units and Series B Preferred Units are subject to redemption, in whole or in part, at the Partnership’s option commencing on October 5, 2021 and October 15, 2027, respectively. See “—Redemption.”

Ranking

The Preferred Units, with respect to anticipated quarterly distributions, rank:

•                  senior to the Junior Securities, as defined below (including the Common Units)

•                  on a parity with each other and with any other class or series of equity interest in the Partnership (the “Parity Securities”);

•                  junior to all of the Partnership’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Partnership; and

•                  junior to the Senior Securities.

Under the Amended and Restated Partnership Agreement, the Partnership is permitted to issue additional Preferred Units that are deemed to rank junior to the Series A Preferred Units and the Series B Preferred Units (the

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“Junior Securities”) from time to time in one or more series without the consent of the Preferred Unitholders. The General Partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series and also to determine the number of units constituting each series of securities. The Partnership’s ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Preferred Unit Voting Rights.”

Liquidation Rights

The Preferred Unitholders will be entitled, in the event of any liquidation or dissolution of the Partnership, whether voluntary or involuntary, to receive out of the assets of the Partnership or proceeds thereof legally available for distribution to the Partnership’s partners the liquidation preference of $25.00 per unit in cash plus an amount equal to accumulated and unpaid distributions thereon, and no more, after satisfaction of all liabilities, if any, to creditors of the Partnership, and before any distribution will be made to the holders of Common Units.

Preferred Unit Voting Rights

The Preferred Units have no voting rights except as set forth below or as otherwise provided by Republic of Marshall Islands law. In the event that six quarterly distributions, whether consecutive or not, payable on the Preferred Units are in arrears, the Preferred Unitholders will have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, to elect one member of the GP Board, and the size of the GP Board will be increased as needed to accommodate such change. Distributions payable on the Series A Preferred Units or Series B Preferred Units, as applicable, will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent Distribution Payment Date (as defined below) have not been paid on all outstanding Series A Preferred Units or Series B Preferred Units, as applicable. The right of such Preferred Unitholders to elect a member of the GP Board will continue until such time as all distributions accumulated and in arrears on the applicable Preferred Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly distributions as described above. Upon any termination of the right of the Preferred Unitholders and holders of any other Parity Securities to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the Preferred Unitholders and holders of any other Parity Securities shall each be entitled to one vote per director on any matter before the GP Board.

Unless the General Partner has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a separate class, the General Partner may not adopt any amendment to the Amended and Restated Partnership Agreement that has a material adverse effect on the existing terms of the Series A Preferred Units. Unless the Partnership has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a separate class, the General Partner may not adopt any amendment to the Amended and Restated Partnership Agreement that has a material adverse effect on the existing terms of the Series B Preferred Units.

In addition, unless the Partnership has received the affirmative vote or consent of Preferred Unitholders holding at least two-thirds of the outstanding Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership may not:

•                  issue any Parity Securities or Senior Securities if the cumulative distributions payable on outstanding Preferred Units are in arrears; or

•                  create or issue any Senior Securities.

On any matter described above in which the Preferred Unitholders are entitled to vote as a class, such Preferred Unitholders are entitled to one vote per Preferred Unit. The Preferred Units held by the Partnership or any of its subsidiaries or affiliates are not entitled to vote.

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Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Preferred Unitholders are entitled to receive, when, as and if declared by the GP Board out of legally available funds for such purpose, cumulative cash distributions.

Distribution Rate

Distributions on the Series A Preferred Units accrue at a rate of 9.00% per annum per $25.00 stated liquidation preference per Series A Preferred Unit. Distributions on the Series B Preferred Units accrue at a rate of 8.50% per annum per $25.00 stated liquidation preference per Series B Preferred Unit. Until From the date of original issue to, but not including, October 15, 2027 (the “Fixed Rate Period”), distributions on the Series B Preferred Units accrue at a rate of 8.50% per annum per $25.00 stated liquidation preference per Series B Preferred Unit. On and after October 15, 2027 (the “Floating Rate Period”), distributions on the Series B Preferred Units accumulate for each quarterly distribution period (or, for the period from and including October 15, 2027 and ending on and including December 31, 2027) at a percentage of the $25.00 liquidation preference equal to Three-Month LIBOR (as defined in the Amended and Restated Partnership Agreement) plus a spread of 624.1 basis points.

Distribution Payment Dates

The “Distribution Payment Dates” for the Preferred Units are each January 15, April 15, July 15 and October 15. Distributions accumulate in each distribution period from and including the preceding Distribution Payment Date to but excluding the applicable Distribution Payment Date for such distribution period, and distributions accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a business day, declared distributions will be paid on the immediately succeeding business day without the accumulation of additional distributions. Distributions on the Series A Preferred Units and, during the Fixed Rate Period, the Series B Preferred Units are payable based on a 360-day year consisting of twelve 30-day months. During the Floating Rate Period, distributions on the Series B Preferred Units will be payable based on a 360-day year and the number of days actually elapsed during such distribution period.

Payment of Distributions

Not later than the close of business, New York City time, on each Distribution Payment Date, the Partnership will pay those quarterly distributions, if any, on the Preferred Units that have been declared by the GP Board to the holders of such units as such holders’ names appear on the Partnership’s unit transfer books maintained by the Partnership’s Transfer Agent and Registrar on the applicable date established by the General Partner. The applicable record date is the last business day of the month immediately preceding the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date will be such date as may be designated by the GP Board in accordance with the Partnership Agreement, as amended.

So long as the Preferred Units are held of record by the nominee of the Securities Depository, declared distributions will be paid to the Securities Depository in same-day funds on each Distribution Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Preferred Units in accordance with the instructions of such beneficial owners.

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No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Preferred Units and any Parity Securities through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by the GP Board and paid on any date fixed by the GP Board, whether or not a Distribution Payment Date, to Preferred Unitholders on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Preferred Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Preferred Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Preferred Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Preferred Units at such time. Preferred Unitholders will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “—Distributions—Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Preferred Units.

Redemption

Optional Redemption

Commencing on October 5, 2021, the Partnership may redeem, at its option, in whole or in part, the Series A Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Commencing on October 15, 2027, the Partnership may redeem, at its option, in whole or in part, the Series B Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Partnership may undertake multiple partial redemptions.

Redemption Procedures

The Partnership will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders’ names appear on the Partnership’s unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series A Preferred Units or Series B Preferred Units, as applicable, to be redeemed and, if less than all outstanding Series A Preferred Units or Series B Preferred Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (3) the redemption price, (4) the place where the Series A Preferred Units or Series B Preferred Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series A Preferred Units or Series B Preferred Units, as applicable, are to be redeemed, the number of units to be redeemed will be determined by the Partnership, and such units will be redeemed by such method of selection as the Securities Depository shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series A Preferred Units or Series B Preferred Units, as applicable, are held of record by the nominee of the Securities Depository, the Partnership will give notice, or cause notice to be given, to the Securities Depository of the number of Series A Preferred Units or Series B Preferred Units, as applicable, to be redeemed, and the Securities Depository will determine the number of Series A Preferred Units or Series B Preferred Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Units or Series

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B Preferred Units, as applicable, for its own account). A participant may determine to redeem Series A Preferred Units or Series B Preferred Units, as applicable, from some beneficial owners (including the participant itself) without redeeming Series A Preferred Units or Series B Preferred Units from the accounts of other beneficial owners.

So long as the Series A Preferred Units or Series B Preferred Units, as applicable, are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If the Partnership gives or causes to be given a notice of redemption, then the Partnership will deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units or Series B Preferred Units, as applicable, as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if a certificate representing such units is issued in the name of the Securities Depository or its nominee) of the certificates therefor, if any. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as the Partnership’s unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through the date fixed for redemption, whether or not declared. The Partnership will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the units to be redeemed), and the holders of any units so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including, but not limited to, redemption of Series A Preferred Units or Series B Preferred Units, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the holders of the Series A Preferred Units or Series B Preferred Units entitled to such redemption or other payment shall have recourse only to the Partnership.

If only a portion of the Series A Preferred Units or Series B Preferred Units, as applicable, represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units or Series B Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series A Preferred Units or Series B Preferred Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by the Partnership with the Paying Agent.

The Partnership and its affiliates may from time to time purchase the Series A Preferred Units and Series B Preferred Units, subject to compliance with all applicable securities and other laws. Neither the Partnership nor any of its affiliates has any obligation, or any present plan or intention, to purchase any Preferred Units.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Series A Preferred Units, Series B Preferred Units and any Parity Securities have not been paid or declared and set apart for payment, the Partnership may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units, Series B Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units, Series B Preferred Units and any Parity Securities. Common Units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative

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distributions on the Series A Preferred Units, Series B Preferred Units and any Parity Securities for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

Calculation Agent

The Partnership will appoint a calculation agent for the Series B Preferred Units prior to the commencement of the Floating Rate Period. If the Partnership is unable to obtain a third-party to serve as calculation agent, the General Partner may be appointed as the calculation agent.

No Sinking Fund

No Preferred Units have the benefit of any sinking fund.

No Fiduciary Duty

Neither the Partnership, the General Partner nor the General Partner’s officers and directors owe any fiduciary duties to Preferred Unitholders other than a contractual duty of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement.

Exchange Listing

The Partnership’s Series A Preferred Units and Series B Preferred Units are listed on the New York Stock Exchange, where they trade under the symbols “TGP PRA” and “TGP PRB”, respectively.

AMENDED AND RESTATED PARTNERSHIP AGREEMENT
Organization and Duration

 The Partnership was formed on November 3, 2004 under the Marshall Islands Limited Partnership Act (or the Marshall Islands Act) and has perpetual existence.

Purpose

The Amended and Restated Partnership Agreement provides that the Partnership may directly or indirectly engage in business activities approved by the General Partner, including owning interests in subsidiaries through which the Partnership conducts operations. Although the General Partner has the ability to cause the Partnership to engage in activities other than the marine transportation of liquefied natural gas and crude oil, the General Partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or the Limited Partners, including any duty to act in good faith or in the best interests of the Partnership or the Limited Partners. The General Partner owes a contractual duty of good faith and fair dealing to the holders of Preferred Units pursuant to the Amended and Restated Partnership Agreement. The General Partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out the Partnership’s purposes and to conduct its business.

Voting Rights

The following matters require the Common Unitholder vote specified below. Matters requiring the approval of a “Common Unit Majority” require the approval of a majority of the Partnership’s Common Units.

In voting their Common Units or any Preferred Units they may hold, the General Partner and its affiliates have no fiduciary duty or obligation whatsoever to the Partnership or the Partnership’s unitholders, including any duty to act in good faith or in the best interests of the Partnership and its unitholders.

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Action	Unitholder Approval Required

Issuance of additional Common Units or other limited partner interests	No approval rights.

Amendment of the Amended and Restated Partnership Agreement
Certain amendments may be made by the General Partner without the approval of the Partnership’s Common Unitholders. Other amendments generally require the approval of a Common Unit Majority. Please read “—Amendment of the Amended and Restated Partnership Agreement.”

Amendment of the Operating Agreement of the Partnership’s Operating Company and other action taken by the Partnership as a member of the Operating Company
Common Unit majority if such amendment or other action would adversely affect the Partnership’s Limited Partners (or any particular class of limited partners) in any material respect. Please read “—Actions Relating to the Operating Company."

Merger of the Partnership or the sale of all or substantially all of the Partnership’s assets	Common Unit Majority. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of the Partnership	Common Unit Majority. Please read “—Termination and Dissolution.”

Reconstitution of the Partnership upon dissolution	Common Unit Majority. Please read “—Termination and Dissolution.”

Withdrawal of the General Partner
The General Partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Amended and Restated Partnership Agreement. Please read “—Withdrawal or Removal of The General Partner.”

Removal of the General Partner	Not less than 66 2/3% of the outstanding Common Units, including Common Units held by the General Partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the General Partner Interest	No approval rights. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in the General Partner	No approval rights. Please read “—Transfer of Ownership Interests in General Partner.”

Preferred Unitholders have no voting rights, other than the limited voting rights described in “Description of the Preferred Units—Preferred Unit Voting Rights.”

Power of Attorney

Each limited partner, and each person who acquires any limited partner interest from another limited partner, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things,

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execute and file documents required for the Partnership’s qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the Amended and Restated Partnership Agreement.

 Capital Contributions

No holder of Common Units or Preferred Units is obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of the Partnership’s business within the meaning of the Marshall Islands Act, the limited partner’s liability under the Marshall Islands Act is limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to the Partnership for the limited partner’s units plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the Partnership’s limited partners as a group:

•                  to remove or replace the General Partner;

•                  to approve some amendments to the Amended and Restated Partnership Agreement; or

•                  to take other action under the Amended and Restated Partnership Agreement;

constituted that a limited partner “participates in the control” of the Partnership’s business for the purposes of the Marshall Islands Act, then the Partnership’s limited partners could be held personally liable for its obligations under the laws of the Republic of the Marshall Islands, to the same extent as the General Partner. This liability would extend to persons who transact business with the Partnership and reasonably believe that the limited partner is a general partner. Neither the Amended and Restated Partnership Agreement nor the Marshall Islands Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner, although the General Partner is liable, generally, for the acts of the Partnership. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for this type of a claim in the Republic of the Marshall Islands case law.

Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, an assignee of partnership interests who becomes a limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a limited partner and that could not be ascertained from the partnership agreement.

Maintenance of limited liability may require compliance with legal requirements in the jurisdictions in which the Partnership’s subsidiaries conduct business, which may include qualifying to do business in those jurisdictions.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of the Partnership’s ownership or control of operating subsidiaries or

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otherwise, it were determined that the Partnership was conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the Partnership’s limited partners as a group to remove or replace the General Partner, to approve some amendments to the Amended and Restated Partnership Agreement, or to take other action under the Amended and Restated Partnership Agreement constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the Partnership’s limited partners could be held personally liable for its obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. The Partnership intends to operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of its limited partners.

Issuance of Additional Securities

The Amended and Restated Partnership Agreement authorizes the Partnership to issue an unlimited number of additional Partnership securities and rights to buy Partnership securities for the consideration and on the terms and conditions determined by the General Partner, without the approval of its unitholders, other than the limited approval rights of the Preferred Unitholders described above under “Voting Rights.”

The Partnership may fund acquisitions through the issuance of additional Common Units or other equity securities. Holders of any additional Common Units or Preferred Units the Partnership may issue will be entitled to share equally with the then-existing holders of Common Units or Preferred Units, as applicable, in distributions. In addition, the issuance of additional Common Units or other equity securities interests may dilute the value of the interests of the then-existing holders of Common Units in the Partnership’s net assets.

In accordance with the Republic of the Marshall Islands law and the provisions of the Amended and Restated Partnership Agreement, the Partnership may also issue additional Partnership securities that, as determined by the General Partner, have special voting or other rights to which the Common Units or Preferred Units are not entitled.

Upon issuance of certain additional Partnership securities (including Common Units, but excluding the Preferred Units), the General Partner will be required to make additional capital contributions to the extent necessary to maintain the General Partner’s general partner interest in the Partnership (the “General Partner Interest”) at the same percentage level as before the issuance. The General Partner’s interest does not entitle it to receive any portion of distributions made in respect of the Preferred Units and the General Partner’s interest will not be affected by the issuance of any additional Preferred Units. The General Partner and its affiliates also have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units or other equity securities whenever, and on the same terms that, the Partnership issues those securities to persons other than the General Partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest in the Partnership, including its interest represented by Common Units, that existed immediately prior to each issuance. Other Common Unitholders will not have similar preemptive rights to acquire additional Common Units or other Partnership securities.

Amendment of the Amended and Restated Partnership Agreement

General

Amendments to the Amended and Restated Partnership Agreement may be proposed only by or with the consent of the General Partner. However, the General Partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or its limited partners, including any duty to act in good faith or in the best interests of the Partnership or its limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of Common Units required to approve the amendment or call a meeting of Common Unitholders to consider and vote upon the proposed amendment. In addition, holders of Preferred Units must approve certain amendments as described above under “Voting Rights.” Except as described below or as otherwise set forth in the Amended and Restated Partnership Agreement, or for amendments that require

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Series A Preferred Unit or Series B Preferred Unit approval or approval of the Preferred Unitholders voting together as a class with all other classes or series of parity securities upon which like voting rights have been conferred and are exercisable, an amendment must be approved by a Common Unit Majority.

Prohibited Amendments

No amendment may be made that would:

(1)                                 increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class or series of limited partner interests so affected;

(2)                                 increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld at its option;

(3)                                 change the term of the Partnership;

(4)                                 provide that the Partnership is not dissolved upon an election to dissolve the Partnership by the General Partner that is approved by the holders of a Common Unit Majority; or

(5)                                 give any person the right to dissolve the Partnership other than the General Partner’s right to dissolve the Partnership with the approval of the holders of a Common Unit Majority.

The provision of the Amended and Restated Partnership Agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by the General Partner and its affiliates).

No Unitholder Approval

The General Partner may generally make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner to reflect:

(1)                                 a change in the Partnership’s name or the location of its principal place of business, registered agent or registered office;

(2)                                 the admission, substitution, withdrawal or removal of partners in accordance with the Amended and Restated Partnership Agreement;

(3)                                 a change that the General Partner determines to be necessary or appropriate for the Partnership to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or to ensure that neither the Partnership, nor the Operating Company nor its subsidiaries will be taxed as entities for Marshall Islands income tax purposes;

(4)                                 an amendment that is necessary, upon the advice of counsel, to prevent the Partnership or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)                                 an amendment that the General Partner determines to be necessary or appropriate for the authorization of additional Partnership securities or rights to acquire Partnership securities (subject to the limited approval rights of Preferred Unitholders described above under “Voting Rights”);

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(6)                                 any amendment expressly permitted in the Amended and Restated Partnership Agreement to be made by the General Partner acting alone;

(7)                                 an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the Amended and Restated Partnership Agreement;

(8)                                 any amendment that the General Partner determines to be necessary or appropriate for the formation by the Partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the Amended and Restated Partnership Agreement;

(9)                                 a change in the Partnership’s fiscal year or taxable year and related changes;

(10)                          certain mergers or conveyances as set forth in the Amended and Restated Partnership Agreement; or

(11)                          any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, the General Partner may make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner (subject to the limited approval rights of Preferred Unitholders described above under “Voting Rights”) if the General Partner determines that those amendments:

(1)                                 do not adversely affect the Partnership’s limited partners (or any particular class or series of limited partners) in any material respect;

(2)                                 are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any Republic of the Marshall Islands authority;

(3)                                 are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Partnership’s units are or will be listed for trading;

(4)                                 are necessary or appropriate for any action taken by the General Partner relating to splits or combinations of the Partnership’s units under the provisions of the Amended and Restated Partnership Agreement; or

(5)                                 are required to effect the intent of the provisions of the Amended and Restated Partnership Agreement or are otherwise contemplated by the Amended and Restated Partnership Agreement.

Opinion of Counsel and Unitholder Approval

The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to its limited partners if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the Amended and Restated Partnership Agreement will become effective without the approval of holders of at least 90% of the Partnership’s outstanding units voting as a single class unless the Partnership obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of its limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class or series of units (other than Preferred Units) in relation to other classes or series of units requires the approval of at least a majority of the type or class of units so affected; provided, however, that any amendment that would have a material adverse effect on the existing terms of the Series A Preferred Units or Series B Preferred Units requires the approval of at least two-thirds of the outstanding Series A Preferred Units or Series B Preferred Units, respectively. Any amendment that reduces the voting percentage required to take any

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action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Actions Relating to the Operating Company

Without the approval of the holders or units representing a unit majority, the General Partner is prohibited from consenting on the Partnership’s behalf, as the sole member of the Partnership’s Operating Company, to any amendment to the limited liability company agreement of the Partnership’s Operating Company or taking any action on its behalf permitted to be taken by a limited partner of the Partnership’s Operating Company, in each case that would adversely affect the Partnership’s Unitholders (or any particular class of the Partnership’s unitholders) in any material respect.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of the Partnership requires the consent of the General Partner, in addition to the approval of a Common Unit Majority. However, the General Partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership or the limited partners; provided, however, that the General Partner owes a contractual duty of good faith and fair dealing to holders of the Preferred Units pursuant to the Amended and Restated Partnership Agreement. In addition, the Amended and Restated Partnership Agreement generally prohibits the General Partner, without Common Unitholder approval, from causing the Partnership to sell, exchange, or otherwise dispose of all or substantially all of its assets. The General Partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of the Partnership’s assets without unitholder approval.

If conditions specified in the Amended and Restated Partnership Agreement are satisfied, the General Partner may convert the Partnership or any of its subsidiaries into a new limited liability entity or merge the Partnership or any of its subsidiaries into, or convey some or all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in the Partnership’s legal form into another limited liability entity.

The Partnership’s unitholders are not entitled to dissenters’ rights of appraisal under the Amended and Restated Partnership Agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of the Partnership’s assets, or any other transaction or event.

Termination and Dissolution

The Partnership will continue as a limited partnership until terminated under the Amended and Restated Partnership Agreement. The Partnership will dissolve upon:

(1)                                 the election of the General Partner to dissolve the Partnership, if approved by the holders of a Common Unit Majority;

(2)                                 the sale, exchange, or other disposition of all or substantially all of the Partnership’s assets and properties and its subsidiaries;
(3)                                 the entry of a decree of judicial dissolution of the Partnership; or

(4)                                 the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner other than by reason of a transfer of its General Partner Interest in accordance with the Amended and Restated Partnership Agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a Common Unit Majority may also elect, within specific time limitations, to continue the Partnership’s business on the same terms and conditions as described in the

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Amended and Restated Partnership Agreement by appointing as General Partner an entity approved by the holders of a Common Unit Majority, subject to the Partnership’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon the Partnership’s dissolution, unless the Partnership is continued as a new limited partnership, the liquidator authorized to wind up its affairs will, acting with all of the powers of the General Partner that are necessary or appropriate, liquidate the Partnership’s assets and apply the proceeds of the liquidation as described in the Amended and Restated Partnership Agreement.

In the event of any liquidation, dissolution or winding up of the Partnership’s affairs, whether voluntary or involuntary, holders of the Series A Preferred Units and Series B Preferred Units will have the right to receive the liquidation preference of $25.00 per unit, plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared, before any payments are made to holders of the Partnership’s Common Units or any other securities ranking junior to the Preferred Units with respect to payments of distributions and amounts payable upon any liquidation, dissolution or winding up. The liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to its partners.

Withdrawal or Removal of the General Partner

The General Partner may withdraw as general partner without first obtaining approval of any Common Unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Amended and Restated Partnership Agreement. In addition, the Amended and Restated Partnership Agreement permits the General Partner in some instances to sell or otherwise transfer all of its General Partner Interest without the approval of the Common Unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of the General Partner under any circumstances, other than as a result of a transfer by the General Partner of all or a part of its General Partner Interest, the holders of a Common Unit Majority may select a successor to that withdrawing General Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability matters cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a Common Unit Majority agree in writing to continue the Partnership’s business and to appoint a successor General Partner. Please read “—Termination and Dissolution.”

The General Partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the Partnership’s outstanding Common Units, including Common Units held by the General Partner and its affiliates, and the Partnership receives an opinion of counsel regarding limited liability matters.

Any removal of the General Partner is also subject to the approval of a successor General Partner by the vote of the holders of a Common Unit Majority, including Common Units held by the General Partner and its affiliates. The ownership of more than 33 1/3% of the Partnership’s outstanding Common Units by the General Partner and its affiliates would give them the practical ability to prevent the General Partner’s removal.

The Amended and Restated Partnership Agreement also provides that if the General Partner is removed as the General Partner under circumstances where cause does not exist and units held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its General Partner Interest and its incentive distribution rights into Common Units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

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In the event of removal of the General Partner under circumstances where cause exists or withdrawal of the General Partner where that withdrawal violates the Amended and Restated Partnership Agreement, a successor General Partner will have the option to purchase the General Partner Interest and incentive distribution rights of the departing General Partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the General Partner withdraws or is removed by the Partnership’s limited partners, the departing General Partner will have the option to require the successor General Partner to purchase the General Partner Interest of the departing General Partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing General Partner and the successor General Partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and the successor General Partner will determine the fair market value. Or, if the departing General Partner and the successor General Partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing General Partner or the successor General Partner, the departing general partner’s General Partner Interest and its incentive distribution rights will automatically convert into Common Units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, the Partnership will be required to reimburse the departing General Partner for all amounts due the departing General Partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing General Partner or its affiliates for the Partnership’s benefit.

Transfer of General Partner Interest

The General Partner may transfer all or any of its General Partnership Interest in the Partnership to another person, without unitholder approval. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the General Partner, agree to be bound by the provisions of the Amended and Restated Partnership Agreement and furnish an opinion of counsel regarding limited liability.

The General Partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in General Partner

At any time, members of the General Partner may sell or transfer all or part of their membership interests in the General Partner to an affiliate or a third party without the approval of the Partnership’s unitholders.

Transfer of Incentive Distribution Rights

The Partnership’s incentive distribution rights may be transferred to one or more persons, without unitholder approval. As a condition of this transfer, the transferee must agree to be bound by the provisions of the Amended and Restated Partnership Agreement.

Transfer of Common Units and Preferred Units

By transfer of Common Units or Preferred Units in accordance with the Amended and Restated Partnership Agreement, each transferee of Common Units or Preferred Units automatically is admitted as a limited partner with respect to the Common Units or Preferred Units transferred when such transfer and admission is reflected in the Partnership’s books and records. The General Partner will cause any transfers to be recorded on the Partnership’s books and records no less frequently than quarterly. Each transferee automatically is deemed to:

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•                  represent that the transferee has the capacity, power and authority to become bound by the Amended and Restated Partnership Agreement;

•                  agree to be bound by the terms and conditions of, and to have executed, the Amended and Restated Partnership Agreement;

•                  grants power of attorney to officers of the General Partner and any liquidator of the Partnership as specified in the Amended and Restated Partnership Agreement; and

•                  give the consents and approvals contained in the Amended and Restated Partnership Agreement.

The Partnership is entitled to treat the nominee holder of a Common Unit or Preferred Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common Units and Preferred Units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in the Partnership for the transferred Common Units.

Until a Common Unit or Preferred Unit has been transferred on the Partnership’s books, the Partnership and its transfer agent may treat the record holder of the unit as the absolute owner of such unit for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

The Amended and Restated Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Teekay GP L.L.C. as the General Partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of the Partnership securities of any class or series then outstanding, that person or group will lose voting rights on all of its Partnership securities. This loss of voting rights does not apply to the Preferred Units or to any person or group that acquires the Partnership securities from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner or to any person or group who acquires the Partnership securities with the prior approval of the GP Board.

The Amended and Restated Partnership Agreement also provides that if the General Partner is removed under circumstances where cause does not exist and units held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its General Partner Interest and its incentive distribution rights into Common Units or to receive cash in exchange for those interests.

Call Right

If at any time the General Partner and its affiliates hold more than 80% of the then-issued and outstanding limited partner interests of any class or series, except for the Preferred Units, the General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of the class or series held by unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days’ notice. The purchase price in this event is the greater of (x) the average of the daily closing prices of the limited partner interests of such class or series over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by the General Partner or any of its affiliates for limited partner interests of such class or series during the 90-day period preceding the date such notice is first mailed.

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As a result of the General Partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests (except for the Preferred Units) may have the holder’s limited partner interests purchased at an undesirable time or price.

Meetings; Voting

Unlike the holders of common stock in a corporation, the holders of the Common Units have only limited voting rights on matters affecting its business. They have no right to elect the General Partner (who manages the Partnership’s operations and activities) or the directors of the General Partner, on an annual or other continuing basis. On those matters that are submitted to a vote of Common Unitholders, each record holder of a Common Unit may vote according to the holder’s percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued.

Preferred Unitholders generally have no voting rights. However, Preferred Unitholders have limited voting rights as described above under “Description of the Preferred Units—Preferred Unit Voting Rights.”

Except as described below regarding a person or group owning 20% or more of any class or series of limited partner interest then outstanding, limited partners as of the record date will be entitled to notice of, and to vote at, any meetings of the Partnership’s limited partners and to act upon matters for which approvals by the holders of such class or series of limited partner interests may be solicited.

Any action that is required or permitted to be taken by the Partnership’s unitholders, or any applicable class or series thereof, may be taken either at a meeting of the applicable unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the Partnership’s unitholders may be called by the General Partner or by unitholders owning at least 20% of the outstanding units of the class or series for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class, classes or series for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

If at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates or a transferee approved by the GP Board, acquires, in the aggregate, beneficial ownership of 20% or more of the Partnership securities of any class or series then outstanding, that person or group will lose voting rights on all of its Partnership interests, except for the Preferred Units, and such Partnership interests may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common Units and Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and the beneficial owner’s nominee provides otherwise.

Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of Common Units or Preferred Units under the Amended and Restated Partnership Agreement will be delivered to the record holder by the Partnership or by its transfer agent.

Status as Limited Partner

Except as described above under “—Limited Liability,” the Common Units and Preferred Units will be fully paid, and the Partnership’s unitholders will not be required to make additional contributions. By transfer of Common Units or Preferred Units in accordance with the Amended and Restated Partnership Agreement, each transferee of Common Units and Preferred Units shall be admitted as a limited partner with respect to the Common Units or Preferred Units transferred when such transfer and admission is reflected in the Partnership’s books and records.

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Indemnification

Under the Amended and Restated Partnership Agreement, in most circumstances, the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)                                 the General Partner;

(2)                                 any departing General Partner;

(3)                                 any person who is or was an affiliate of the General Partner or any departing General Partner;

(4)                                 any person who is or was an officer, director, member, fiduciary, trustee or partner of any entity described in (1), (2) or (3) above;

(5)                                 any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of the General Partner or any departing General Partner or any affiliate of the General Partner or any departing General Partner; provided that such person will not be indemnified by reason of providing, on a fee-for-services basis, trustee fiduciary or custodial services; or

(6)                                 any person designated by the General Partner.

Any indemnification under these provisions will only be out of the Partnership’s assets. Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Partnership to enable the Partnership to effectuate, indemnification. The Partnership is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under the Amended and Restated Partnership Agreement.

Reimbursement of Expenses

The Amended and Restated Partnership Agreement requires the Partnership to reimburse the General Partner for all direct and indirect expenses it incurs or payments it makes on the Partnership’s behalf and all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for the Partnership or on its behalf, and expenses allocated to the General Partner by its affiliates. The General Partner is entitled to determine the expenses that are allocable to the Partnership.

Books and Reports

The General Partner is required to keep appropriate books of the Partnership’s business at its principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, the Partnership’s fiscal year is the calendar year.

The Partnership intends to furnish or make available to record holders of the Common Units and Preferred Units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by the Partnership’s independent chartered accountants. Except for the Partnership’s fourth quarter, the Partnership also intends to furnish or make available summary financial information within 90 days after the close of each quarter.

The Partnership intends to furnish each record holder of a unit with information reasonably required for U.S. tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. The

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Partnership’s ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying the Partnership with specific information. Every unitholder will receive information to assist the unitholder in determining the unitholder’s U.S. federal and state tax liability and filing obligations, regardless of whether such unitholder supplies the Partnership with information.

Right to Inspect the Partnership’s Books and Records

The Amended and Restated Partnership Agreement provides that a limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at the limited partner’s own expense, have furnished to the limited partner:

(1)                                 a current list of the name and last known address of each partner;

(2)                                 a copy of the Partnership’s tax returns;

(3)                                 information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4)                                 copies of the Amended and Restated Partnership Agreement, the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

(5)                                 information regarding the status of the Partnership’s business and financial condition; and

(6)                                 any other information regarding the Partnership’s affairs as is just and reasonable.

The General Partner may, and intends to, keep confidential from the limited partners’ trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the Partnership’s best interests or that the Partnership is required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the Amended and Restated Partnership Agreement, the Partnership has agreed to register for resale under the Securities Act, and applicable state securities laws any Common Units or other Partnership securities proposed to be sold by the General Partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Teekay GP L.L.C. as the General Partner. The Partnership is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Fiduciary Duties

The General Partner owes no fiduciary duty to Preferred Unitholders other than a contractual duty of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement. Fiduciary duties owed to the Partnership’s unitholders by the General Partner are prescribed by law and the Amended and Restated Partnership Agreement. The Marshall Islands Act provides that Republic of the Marshall Islands partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the general partner to the limited partners and the partnership.

The Amended and Restated Partnership Agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by the General Partner. The Partnership has adopted these provisions to allow the General Partner to take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. The Partnership believes this is appropriate and necessary because the GP Board has fiduciary duties to manage the General Partner in a manner beneficial to both its owner, Teekay Corporation, as well as to holders of the Partnership’s Common Units. These modifications disadvantage the limited partners because

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they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of:

•                  the fiduciary duties imposed on the General Partner by the Marshall Islands Act;

•                  material modifications of these duties as contained in the Amended and Restated Partnership Agreement; and

•                  certain rights and remedies of unitholders contained in the Marshall Islands Act.

Marshall Islands law fiduciary duty standards
Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require the general partner: (1) to account to the partnership and hold as trustee for it any property, profit or benefit derived by the partner in the conduct or winding up of the partnership business or affairs or derived from a use by the partner of partnership property, including the appropriation of a partnership opportunity; (2) to refrain from dealing with the partnership in the conduct or winding up of the partnership business or affairs as or on behalf of a party having an interest adverse to the partnership; and (3) to refrain from competing with the partnership in the conduct of the partnership business or affairs before the dissolution of the partnership.

Amended and Restated Partnership Agreement modified standards
The Amended and Restated Partnership Agreement contains provisions that waive or consent to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties under the laws of the Republic of the Marshall Islands. For example, Section 7.9 of the Amended and Restated Partnership Agreement provides that when the General Partner is acting in its capacity as the General Partner, as opposed to in its individual capacity, it must act in “good faith” with respect to Common Unitholders and will not be subject to any other standard under the laws of the Republic of the Marshall Islands. In addition, when the General Partner is acting in its individual capacity, as opposed to in its capacity as the General Partner, it may act without any fiduciary obligation to the Partnership or the unitholders whatsoever. The Amended and Restated Partnership Agreement provides that the General Partner and its affiliates, including the Partnership and the General Partner’s officers and directors, do not owe any fiduciary duties to holders of the Preferred Units other than a contractual duty of good faith and fair dealing pursuant to the Amended and Restated Partnership Agreement. These standards restrict the obligations to which the General Partner would otherwise be held.

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The Amended and Restated Partnership Agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of the Common Unitholders and that are not approved by the Conflicts Committee of the GP Board (the “Conflicts Committee”) must be:

• on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or

•                  “fair and reasonable” to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

If the General Partner does not seek approval from the Conflicts Committee, and the GP Board determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the GP Board acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards restrict the obligations to which the General Partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of the General Partner, the Amended and Restated Partnership Agreement further provides that the General Partner and its officers and directors will not be liable for monetary damages to the Partnership or its limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the General Partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

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Rights and remedies of unitholders
The provisions of the Marshall Islands Act resemble the provisions of the limited partnership act of Delaware. For example, like Delaware, the Marshall Islands Act favors the principles of freedom of contract and enforceability of partnership agreements and allows the Amended and Restated Partnership Agreement to contain terms governing the rights of the unitholders. The rights of the Partnership’s limited partners, including voting and approval rights and the ability of the Partnership to issue additional units, are governed by the terms of the Amended and Restated Partnership Agreement.

As to remedies of limited partners, the Marshall Islands Act permits a limited partner or an assignee of a partnership interest to bring an action in the right of the limited partnership to recover a judgment in its favor if general partners with authority to do so have refused to bring the action or if an effort to cause those general partners to bring the action is not likely to succeed.

In order to become one of the Partnership’s limited partners, a Common Unitholder or holder of Preferred Units agrees to be bound by the provisions in the Amended and Restated Partnership Agreement, including the provisions discussed above. The failure of a limited partner or transferee to sign a partnership agreement does not render the Amended and Restated Partnership Agreement unenforceable against that person.

Under the Amended and Restated Partnership Agreement, the Partnership is required to indemnify the General Partner and its officers and directors to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or these other persons. The Partnership must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. The Partnership also must provide this indemnification for criminal proceedings when the General Partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful.

Thus, the General Partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and therefore unenforceable. Please read “—Indemnification.”
CASH DISTRIBUTIONS
Distributions of Available Cash
General
Within approximately 45 days after the end of each quarter, the Partnership distributes all of its available cash to the partners of record on the applicable record date.
Available Cash
Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including the Partnership’s proportionate share of cash on hand of certain subsidiaries that it does not wholly own):

·                  less the amount of cash reserves (including the Partnership’s proportionate share of cash reserves of certain subsidiaries that it does not wholly own) established by the General Partner to:

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·                  provide for the proper conduct of the Partnership’s business (including reserves for future capital expenditures and for the Partnership’s anticipated credit needs);

·                  comply with applicable law, any debt instruments, or other agreements;

·                  provide funds to pay quarterly distributions on, and to make any redemption payments relating to, the Series A Preferred Units and the Series B Preferred Units; or

·                  provide funds for distributions to Common Unitholders and to the General Partner for any one or more of the next four quarters;

·                  plus all cash on hand (including the Partnership’s proportionate share of cash on hand of certain subsidiaries that it does not wholly own) on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under the Partnership’s credit agreements and in all cases are used solely for working capital purposes or to pay distributions to partners.

Series A Preferred Units and Series B Preferred Units
Please read “Description of the Preferred Units-Distributions.”
Minimum Quarterly Distribution
The General Partner has the authority to determine the amount of the Partnership’s available cash for any quarter. This determination, as well as all determinations made by the General Partner, must be made in good faith. There is no guarantee that the Partnership will pay the minimum quarterly distribution of $0.4125 per unit or any other amount on Common Units in any quarter, and the Partnership will be prohibited from making any distributions to its unitholders if it would cause an event of default, or an event of default is existing, under its credit facilities, or if full cumulative distributions have not been paid or are not contemporaneously being paid or provided for on all outstanding Series A Preferred Units and Series B Preferred Units and any Parity Securities through the most recent distribution payment date for the Series A Preferred Units and Series B Preferred Units.
Operating Surplus and Capital Surplus
General
All cash distributed to Common Unitholders is characterized as either “operating surplus” or “capital surplus.” The Partnership treats distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.
Definition of Operating Surplus
Operating surplus, for any period, generally means:

·                  The Partnership’s cash balance (including its proportionate share of cash balances of certain subsidiaries it did not wholly own) on May 10, 2005, the closing date of its initial public offering, other than cash reserved to terminate interest rate swap agreements; plus

·                  $10 million; plus

·                  all of the Partnership’s cash receipts (including its proportionate share of cash receipts of certain subsidiaries it does not wholly own) after the closing of its initial public offering, excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales

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or other dispositions of assets outside the ordinary course of business, (4) termination of interest rate swap agreements, (5) capital contributions or (6) corporate reorganizations or restructurings; plus

·                  working capital borrowings (including the Partnership’s proportionate share of working capital borrowings for certain subsidiaries it does not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

·                  interest paid on debt incurred (including periodic net payments under related interest rate swap agreements) and cash distributions paid on equity securities issued, in each case (and including the Partnership’s proportionate share of such interest and cash distributions paid by certain subsidiaries it does not wholly own), to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

·                  interest paid on debt incurred (including periodic net payments under related interest rate swap agreements) and cash distributions paid on equity securities issued, in each case (and including the Partnership’s proportionate share of such interest and cash distributions paid by certain subsidiaries it does not wholly own), to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

·                  all of the Partnership’s operating expenditures (including its proportionate share of operating expenditures of certain subsidiaries it does not wholly own) after the closing of its initial public offering and the repayment of working capital borrowings, but not (1) the repayment of other borrowings, (2) actual maintenance capital expenditures or expansion capital expenditures, (3) transaction expenses (including taxes) related to interim capital transactions (4) any Series A Preferred Unit or Series B Preferred Unit redemption payments or any funds otherwise used by the Partnership to repurchase Series A Preferred Units or Series B Preferred Units or (5) distributions other than on the Series A Preferred Units and Series B Preferred Units; less

·                  estimated maintenance capital expenditures and the amount of cash reserves (including the Partnership’s proportionate share of cash reserves of certain subsidiaries it does not wholly own) established by the General Partner to provide funds for future operating expenditures.

As described above, operating surplus includes a provision that enables the Partnership, if it chooses, to distribute as operating surplus up to $10 million of cash it has received or will receive from non-operating sources since the time of its initial public offering, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would also be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, the Partnership may distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash it receives from non-operating sources.
Capital Expenditures
For purposes of determining operating surplus, maintenance capital expenditures are those capital expenditures required to maintain over the long term the operating capacity of or the revenue generated by capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by capital assets. To the extent, however, that capital expenditures associated with acquiring a new vessel increase the revenues or the operating capacity of the Partnership’s fleet, those capital expenditures would be classified as expansion capital expenditures.
Examples of maintenance capital expenditures include capital expenditures associated with drydocking a vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the

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revenue generated by the Partnership’s fleet. Maintenance capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued to finance the construction of a replacement vessel and paid during the construction period, which the Partnership defines as the period beginning on the date of entry into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity, are also considered maintenance capital expenditures.
Because maintenance capital expenditures can be very large and vary significantly in timing, the amount of the Partnership’s actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus, and available cash for distribution to the Common Unitholders if we subtracted actual maintenance capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, the Amended and Restated Partnership Agreement requires that an amount equal to an estimate of the average quarterly maintenance capital expenditures necessary to maintain the operating capacity of or the revenue generated by the Partnership’s capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the GP Board at least once a year, provided that any change must be approved by the GP Board’s conflicts committee. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of the Partnership’s maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect its fleet. For purposes of calculating operating surplus, any adjustment to this estimate is prospective only.
The use of estimated maintenance capital expenditures in calculating operating surplus has the following effects:

·                  it reduces the risk that actual maintenance capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the Common Units for that quarter and subsequent quarters;

·                  it reduces the need for the Partnership to borrow under its working capital facility to pay distributions; and

·                  it is more difficult for the Partnership to raise its distribution on its Common Units above the minimum quarterly distribution and pay incentive distributions to the General Partner.

Definition of Capital Surplus
Capital surplus generally is generated only by:

·                  borrowings other than working capital borrowings;

·                  sales of debt and equity securities; and

·                  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.
Characterization of Common Unit Cash Distributions
The Partnership treats all available cash distributed on its Common Units as coming from operating surplus until the sum of all available cash distributed since it began operations equals the operating surplus as of the most recent date of determination of available cash. The Partnership treats any amount distributed on its Common Units in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to Common Unitholders. For example, it includes a provision that enables the Partnership, if it chooses, to distribute as operating surplus up to $10 million of cash it has received

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or will receive from non-operating sources since the time of its initial public offering, such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. The Partnership does not anticipate that it will make any distributions on its Common Units from capital surplus.
Distributions of Available Cash From Operating Surplus
The Partnership makes distributions of available cash from operating surplus in the following manner:

·                  first, 98% to all Common Unitholders, pro rata, and 2% to its General Partner, until it distributes for each outstanding Common Unit an amount equal to the minimum quarterly distribution for that quarter; and

·                  thereafter, in the manner described in “-Percentage Allocations of Available Cash From Operating Surplus” below.

Incentive Distribution Rights
Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution for Common Units and the target distribution levels have been achieved. The General Partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest without unitholder approval. Any transfer by the General Partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.
Percentage Allocations of Available Cash From Operating Surplus
The following table illustrates the percentage allocations of available cash from operating surplus between the Common Unitholders and the General Partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the Common Unitholders and the General Partner in any available cash from operating surplus the Partnership distributes up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus the Partnership distributes reaches the next target distribution level, if any. The percentage interests shown for the Common Unitholders and the General Partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for the General Partner include its 2% general partner interest and assume the General Partner has contributed any capital necessary to maintain its 2% general partner interest and has not transferred the incentive distribution rights.

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		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	General Partner
Minimum Quarterly Distribution	$0.4125	98%	2%
First Target Distribution	up to $0.4625	98%	2%
Second Target Distribution	above $0.4625 up to $0.5375	85%	15%
Third Target Distribution	above $0.5375 up to $0.6500	75%	25%
Thereafter	above $0.6500	50%	50%
Distributions From Capital Surplus
How Distributions From Capital Surplus Are Made
The Partnership makes distributions of available cash from capital surplus, if any, in the following manner:

·                  first, 98% to all Common Unitholders, pro rata, and 2% to the General Partner, until the Partnership distributes for each Common Unit an amount of available cash from capital surplus equal to the initial public offering price of its Common Units; and

·                  thereafter, the Partnership makes all distributions of available cash from capital surplus as if they were from operating surplus.
The preceding paragraph is based on the assumption that the General Partner maintains its 2% general partner interest and that the Partnership does not issue additional classes of equity securities.
Effect of a Distribution From Capital Surplus
The Amended and Restated Partnership Agreement treats a distribution of capital surplus on Common Units as the repayment of the initial unit price from the Partnership’s initial public offering on May 10, 2005, which is a return of capital. That initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus on Common Units is made, the minimum quarterly distribution for the Common Units and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the General Partner to receive incentive distributions. However, any distribution of capital surplus on Common Units before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.
Once the Partnership distributes capital surplus on a Common Unit issued in its initial public offering in an amount equal to the initial unit price, it will reduce the minimum quarterly distribution and the target distribution levels for

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its Common Units to zero. It will then make all future distributions on its Common Units from operating surplus, with 50% being paid to the holders of Common Units and 50% to the General Partner. The percentage interests shown for the General Partner include its 2% general partner interest and assume the General Partner maintains its 2% general partner interest and has not transferred the incentive distribution rights.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
In addition to adjusting the minimum quarterly distribution and target distribution levels for Common Units to reflect a distribution of capital surplus, if the Partnership combines its Common Units into fewer units or subdivides its Common Units into a greater number of units, it will proportionately adjust:

·                  the minimum quarterly distribution;

·                  the target distribution levels; and

·                  the unrecovered initial unit price.
For example, if a two-for-one split of the Common Units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. The Partnership will not make any adjustment by reason of the issuance of additional Common Units for cash or property.
In addition, the Amended and Restated Partnership Agreement specifies that the minimum quarterly distribution and the target distribution levels for the Partnership’s Common Units for each quarter will be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the General Partner’s estimate of the Partnership’s aggregate liability for the quarter for income taxes. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.
Distributions of Cash Upon Liquidation
If the Partnership dissolves in accordance with the Amended and Restated Partnership Agreement, it will sell or otherwise dispose of its assets in a process called liquidation. The Partnership will first apply the proceeds of liquidation to the payment of its creditors. Second, holders of Series A Preferred Units and Series B Preferred Units will have the right to receive the liquidation preference of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared. The Partnership will distribute any remaining proceeds to the Common Unitholders and the General Partner in the following manner:

·                  first, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then outstanding an amount equal to the sum of:

(1)                                 the unrecovered initial unit price; plus

(2)                                 the amount of any unpaid minimum quarterly distribution for the quarter during which the liquidation occurs (the amount determined pursuant to this clause (2) is defined as the “Unpaid MQD”);

·                  second, 98% to all Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then outstanding an amount equal to the sum of:

(1)                                 the unrecovered initial unit price; plus

(2)                                 the Unpaid MQD; plus

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(3)                                 the excess of (A) the first target distribution per Common Unit less the minimum quarterly distribution per Common Unit for each quarter of the Partnership’s existence, over (B) the cumulative amount per Common Unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per Common Unit that the Partnership distributed 98% to the Common Unitholders, pro rata, and 2% to the General Partner, for each quarter of the Partnership’s existence (the sum of (1) plus (2) plus (3) is defined as the “First Liquidation Target Amount”);

·                  third, 85% to all Common Unitholders, pro rata, and 15% to the General Partner, until there has been distributed in respect of each Common Unit then outstanding an amount equal to the sum of:

(1)                                 the First Liquidation Target Amount;

(2)                                 the excess of (A) the second target distribution per Common Unit less the first target distribution per Common Unit for each quarter of the Partnership’s existence, over (B) the cumulative amount per Common Unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per Common Unit that the Partnership distributed 85% to the Common Unitholders, pro rata, and 15% to the General Partner, for each quarter of the Partnership’s existence (the sum of (1) plus (2) is defined as the “Second Liquidation Target Amount”);

·                  fourth, 75% to all Common Unitholders, pro rata, and 25% to the General Partner, until there has been distributed in respect of each Common Unit then outstanding an amount equal to the sum of:

(1)                                 the Second Liquidation Target Amount; less

(2)                                 the excess of (A) the third target distribution per Common Unit less the second target distribution per Common Unit for each quarter of the Partnership’s existence, over (B) the cumulative amount per Common Unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per Common Unit that the Partnership distributed 75% to the Common Unitholders, pro rata, and 25% to the General Partner, for each quarter of the Partnership’s existence; and

·                  thereafter, 50% to all Common Unitholders, pro rata, and 50% to the General Partner.
The percentage interests set forth above for the General Partner include its 2% general partner interest and assume the General Partner has not transferred the incentive distribution rights.

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